Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2023 Second Quarter;
Tightens Fiscal 2023 Guidance
DALLAS (May 3, 2023) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its second fiscal quarter ended March 31, 2023.

Highlights
•Earnings per diluted share was $4.40 for the six months ended March 31, 2023; $2.48 per diluted share for the second fiscal quarter.
•Consolidated net income was $629.5 million for the six months ended March 31, 2023; $357.7 million for the second fiscal quarter.
•Capital expenditures totaled $1,415.3 million for the six months ended March 31, 2023, with approximately 86 percent of capital spending related to system safety and reliability investments.

Outlook
•Fiscal 2023 earnings guidance was tightened to $6.00 to $6.10 per diluted share from $5.90 to $6.10 per diluted share.
•Capital expenditures are expected to approximate $2.7 billion in fiscal 2023.
•The company's Board of Directors has declared a quarterly dividend of $0.74 per common share. The indicated annual dividend for fiscal 2023 is $2.96, which represents an 8.8% increase over fiscal 2022.

"Our operating and financial performance for the first six months of the fiscal year reflects our employees’ continued dedication and focus to provide safe and reliable natural gas service,” said Kevin Akers, President and Chief Executive Officer of Atmos Energy. ”With our fiscal year financing plans complete, better clarity on the regulatory front, and strong execution of our strategy in the first half of the year, we now expect fiscal 2023 earnings per share will range from $6.00 to $6.10."

Results for the Three Months Ended March 31, 2023
Consolidated operating income increased $37.5 million to $422.6 million for the three months ended March 31, 2023, from $385.1 million in the prior-year quarter. Rate case outcomes in both segments, increased weather and consumption and customer growth in our distribution segment were partially offset by higher operation and maintenance expense and higher depreciation and property tax expenses due to increased capital investments.
Distribution operating income increased $24.0 million to $335.3 million for the three months ended March 31, 2023, compared with $311.3 million in the prior-year quarter. The increase primarily reflects a net $52.5 million increase in rates, a $14.9 million increase in weather and consumption and a $5.8 million increase due to net customer growth, partially offset by a $29.8 million increase in operation and maintenance expense driven primarily by pipeline system maintenance, increased bad debt expense and administrative costs and a $17.7 million increase in depreciation and property tax expenses.
Pipeline and storage operating income increased $13.5 million to $87.3 million for the three months ended March 31, 2023, compared with $73.8 million in the prior-year quarter. This increase is primarily attributable to a $21.0 million increase in rates, due to the GRIP filing approved in fiscal 2022, partially offset by a $6.3 million increase in depreciation and property tax expenses.
Results for the Six Months Ended March 31, 2023
Consolidated operating income increased $82.8 million to $743.8 million for the six months ended March 31, 2023, compared to $661.0 million in the prior year, primarily due to rate outcomes in both segments, increased weather and consumption and customer growth in our distribution segment and increased through system revenues in our pipeline and storage segment that were partially offset by increased operation and maintenance expense and higher depreciation and property tax expenses due to increased capital investments.
Distribution operating income increased $65.3 million to $567.1 million for the six months ended March 31, 2023, compared with $501.8 million in the prior year, primarily due to a net $109.8 million increase in rates, a $14.1 million increase in weather and consumption, an $11.5 million increase in customer growth, including increased industrial load and a $10.5 million decrease in refunds of excess deferred taxes to customers, which is substantially offset in income tax expense, partially offset by a $43.0 million increase in operation and maintenance expense driven primarily by pipeline system maintenance, increased bad debt expense and increased administrative costs and a $33.7 million increase in depreciation and property tax expenses.
Pipeline and storage operating income increased $17.5 million to $176.7 million for the six months ended March 31, 2023, compared with $159.2 million in the prior year. Key operating drivers for this segment include a $42.0 million increase from our GRIP filing approved in fiscal 2022 and a $7.1 million increase in through system revenues, partially offset by a $14.1 million increase in operation and maintenance expense driven primarily by system maintenance spending and a $10.6 million increase in depreciation and property tax expenses.
Capital expenditures increased $225.3 million to $1,415.3 million for the six months ended March 31, 2023, compared with $1,190.0 million in the prior year, due to increased system modernization and expansion spending.
For the six months ended March 31, 2023, the company generated operating cash flow of $2.89 billion, compared to $640.5 million in the prior year. The year-over-year increase primarily reflects the receipt of $2.02 billion from the Texas Natural Gas Securitization Finance Corporation in March 2023 related to gas costs incurred during Winter Storm Uri.
Our equity capitalization ratio at March 31, 2023 increased to 60.9%, from 53.6% at September 30, 2022, due to the repayment at maturity of $2.2 billion of Winter Storm Uri financing and $359.7 million in equity issuances under our forward equity agreements, partially offset by the issuance of $500 million of 5.75% senior notes and $300 million of 5.45% senior notes in October 2022. Excluding the $2.2 billion of incremental financing issued to pay for the purchased gas costs incurred during Winter Storm Uri, our equity capitalization ratio was 61.3% at September 30, 2022.

Conference Call to be Webcast May 4, 2023
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2023 second quarter financial results on Thursday, May 4, 2023, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; failure to attract and retain a qualified workforce; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information;

the impact of new cybersecurity compliance requirements; adverse weather conditions; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; the impact of climate change; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; and increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31
(000s except per share)	2023	2022
Operating revenues
Distribution segment	$1,500,210	$1,610,546
Pipeline and storage segment	184,424	163,747
Intersegment eliminations	(143,661)	(124,474)
	1,540,973	1,649,819
Purchased gas cost
Distribution segment	809,023	993,854
Pipeline and storage segment	621	1,683
Intersegment eliminations	(143,433)	(124,159)
	666,211	871,378
Operation and maintenance expense	194,716	163,352
Depreciation and amortization	148,317	133,374
Taxes, other than income	109,091	96,583
Operating income	422,638	385,132
Other non-operating income	17,406	5,213
Interest charges	37,370	28,928
Income before income taxes	402,674	361,417
Income tax expense	45,003	36,418
Net income	$357,671	$324,999

Basic net income per share	$2.48	$2.37
Diluted net income per share	$2.48	$2.37
Cash dividends per share	$0.74	$0.68
Basic weighted average shares outstanding	143,941	136,834
Diluted weighted average shares outstanding	143,987	137,250

	Three Months Ended March 31
Summary Net Income by Segment (000s)	2023	2022
Distribution	$288,474	$268,851
Pipeline and storage	69,197	56,148
Net income	$357,671	$324,999

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31
(000s except per share)	2023	2022
Operating revenues
Distribution segment	$2,940,636	$2,582,968
Pipeline and storage segment	371,053	326,665
Intersegment eliminations	(286,707)	(247,028)
	3,024,982	2,662,605
Purchased gas cost
Distribution segment	1,690,938	1,490,653
Pipeline and storage segment	(237)	(1,728)
Intersegment eliminations	(286,241)	(246,384)
	1,404,460	1,242,541
Operation and maintenance expense	379,732	322,462
Depreciation and amortization	294,337	261,230
Taxes, other than income	202,629	175,379
Operating income	743,824	660,993
Other non-operating income	38,597	13,915
Interest charges	74,130	48,779
Income before income taxes	708,291	626,129
Income tax expense	78,760	51,921
Net income	$629,531	$574,208

Basic net income per share	$4.40	$4.24
Diluted net income per share	$4.40	$4.24
Cash dividends per share	$1.48	$1.36
Basic weighted average shares outstanding	142,881	135,259
Diluted weighted average shares outstanding	142,963	135,470

	Six Months Ended March 31
Summary Net Income by Segment (000s)	2023	2022
Distribution	$482,942	$448,422
Pipeline and storage	146,589	125,786
Net income	$629,531	$574,208

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31,	September 30,
(000s)	2023	2022
Net property, plant and equipment	$18,445,886	$17,240,239
Cash and cash equivalents	95,175	51,554
Accounts receivable, net	523,741	363,708
Gas stored underground	183,467	357,941
Other current assets	270,723	2,274,490
Total current assets	1,073,106	3,047,693
Goodwill	731,257	731,257
Deferred charges and other assets	1,061,612	1,173,800
	$21,311,861	$22,192,989

Shareholders' equity	$10,205,205	$9,419,091
Long-term debt	6,553,097	5,760,647
Total capitalization	16,758,302	15,179,738
Accounts payable and accrued liabilities	364,973	496,019
Other current liabilities	746,512	720,157
Short-term debt	—	184,967
Current maturities of long-term debt	1,512	2,201,457
Total current liabilities	1,112,997	3,602,600
Deferred income taxes	2,135,738	1,999,505
Regulatory excess deferred taxes	315,071	385,213
Deferred credits and other liabilities	989,753	1,025,933
	$21,311,861	$22,192,989

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2023	2022
Cash flows from operating activities
Net income	$629,531	$574,208
Depreciation and amortization	294,337	261,230
Deferred income taxes	59,060	40,122
Other	(27,496)	(12,812)
Change in Winter Storm Uri current regulatory asset	2,021,889	—
Changes in other assets and liabilities	(84,605)	(222,264)
Net cash provided by operating activities	2,892,716	640,484
Cash flows from investing activities
Capital expenditures	(1,415,349)	(1,190,029)
Debt and equity securities activities, net	(4,560)	3,758
Other, net	9,519	4,302
Net cash used in investing activities	(1,410,390)	(1,181,969)
Cash flows from financing activities
Net decrease in short-term debt	(184,967)	—
Proceeds from issuance of long-term debt, net of premium/discount	797,258	798,802
Net proceeds from equity issuances	359,683	594,320
Issuance of common stock through stock purchase and employee retirement plans	7,910	8,010
Proceeds from term loan	2,020,000	—
Repayment of term loan	(2,020,000)	—
Repayment of long-term debt	(2,200,000)	(200,000)
Cash dividends paid	(210,725)	(183,944)
Debt issuance costs	(7,864)	(8,196)
Other	—	(1,735)
Net cash provided by (used in) financing activities	(1,438,705)	1,007,257
Net increase in cash and cash equivalents	43,621	465,772
Cash and cash equivalents at beginning of period	51,554	116,723
Cash and cash equivalents at end of period	$95,175	$582,495

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2023	2022	2023	2022
Consolidated distribution throughput (MMcf as metered)	161,108	189,298	301,786	297,440
Consolidated pipeline and storage transportation volumes (MMcf)	125,673	129,395	267,749	265,462
Distribution meters in service	3,471,049	3,422,900	3,471,049	3,422,900
Distribution average cost of gas	$6.87	$6.99	$7.76	$7.04
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